Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces Completion of Patient Enrollment in Its U.S.

Pivotal Clinical Study for the Use of CORTOSS® in the Treatment

of Vertebral Compression Fractures

The prospective randomized FDA IDE study assesses the safety and efficacy of CORTOSS

Bone Augmentation Material for the treatment of osteoporotic vertebral compression fractures as compared to commercially available polymethylmethacrylate (PMMA) bone cement.

For Immediate Release

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, February 21, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported that it has completed patient enrollment for its pivotal, prospective, randomized study for CORTOSS® Bone Augmentation Material in development for the treatment of vertebral compression fractures. The study is being conducted under an FDA Investigational Device Exemption (IDE) and is designed to assess the safety and efficacy of CORTOSS for the treatment of osteoporotic vertebral compression fractures as compared to commercially available polymethylmethacrylate (PMMA) bone cement. A total of 256 patients are enrolled in the pivotal study with a randomization of approximately 2:1 (162 patients treated using CORTOSS and 94 patients treated using a PMMA bone cement) at 22 sites.

In the study, patient outcomes are being assessed by Visual Analog Scale (VAS), Oswestry Disability Index (ODI), SF-12 and maintenance of height and alignment at the level(s) treated. The study was open to patients with an osteoporotic compression fracture at one or two levels who also had a minimum VAS score of 50, a minimum ODI score of 30%, presence of edema on MRI or bone scan and who met certain other eligibility criteria. Exclusionary criteria include greater than 70% collapse of vertebrae, spinal canal compromise, neurologic deficit at the level(s) to be treated, or tumors. Patients are monitored with post-operative CT scans and radiographs to assess and quantify any material extravasations.

“We appreciate the recruitment efforts of our dedicated clinical investigators and their diligent study coordinators for the CORTOSS study. We anticipate that their work in the study will yield sufficient data for analysis and ultimate submission to the FDA,” said Dr. Erik Erbe, chief science officer of Orthovita.

“The completion of enrollment in this trial is a major milestone for Orthovita and an important event in the effort to understand and treat vertebral compression fractures of the spine,” added Antony Koblish, president & chief executive officer of Orthovita. “Pending regulatory clearance, CORTOSS is positioned to be the first new, proprietary biomaterial implant for the treatment of vertebral compression fractures and an alternative to PMMA bone cements available today.”

There are an estimated 700,000 osteoporotic vertebral compression fractures in the United States each year. Orthovita believes that the CORTOSS clinical study is the most rigorous trial ever enrolled for vertebral compression fractures of the spine. The prospective, randomized study protocol was developed in accordance with the FDA’s vertebral compression fracture guidance document.

CORTOSS has CE Certification for use in the European Union for screw augmentation and for vertebral augmentation. This enables CORTOSS to be sold in the European Union as well as in other countries that have adopted the European Union’s regulatory standards. CORTOSS is not available for sale in the United States and is limited to investigational use.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platform, which is designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance, demand and market acceptance of our products, including CORTOSS; the timing of any submissions to the FDA related to CORTOSS clearance; data results from our CORTOSS pivotal study; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.